Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN CORPORATION ANNOUNCES RETIREMENT AND LEADERSHIP CHANGES

Clayton, MO, November 15, 2021 – Olin Corporation (NYSE: OLN) announced that Pat D. Dawson, Olin’s Executive Vice President and President, Epoxy and International, will retire from Olin effective April 30, 2022, or an earlier mutually agreeable date. Mr. Dawson will remain with Olin as an Executive Vice President until his retirement, focusing on business leadership transition activities and strategic business projects.

Mr. Damian Gumpel, Olin’s current Vice President and President, Chlor Alkali Products and Vinyls will become its Vice President and President, Epoxy and Corporate Strategy, effective November 29, 2021. Damian will lead Olin’s Epoxy and International operations, as well as Olin’s Corporate Strategy activities, including mergers and acquisitions. Mr. Gumpel earned a Bachelor of Science degree in Chemical Engineering from the University of Texas – Austin and a Masters of Business Administration with Honors from the University of Chicago Booth School of Business.

Olin further announced that it has hired Patrick M. Schumacher to serve as Vice President and President, Chlor Alkali Products and Vinyls, and Dana C. O’Brien to serve as Senior Vice President, General Counsel and Secretary, both effective November 29, 2021.

Patrick Schumacher most recently served as Senior Vice President for Prince Corporation where he led the sales organization and global mergers and acquisitions activities. Prior to his time at Prince Corporation, Mr. Schumacher worked at Celanese Corporation in various leadership positions. While at Celanese, he was a Senior Vice President of multiple business areas from 2018 to 2020, Vice President, Emulsion Polymers in 2018, and Vice President, Business and Strategy Development from 2014 to 2018. Prior to joining Celanese, Mr. Schumacher was Managing Director, Head of Chemicals M&A Practice at Blackstone Group, Senior Vice President at UBS Investment Bank, an Associate at Lehman Brothers and an Associate at Valuemetrics. Mr. Schumacher earned a Bachelor of Business Administration degree in Finance from the University of Wisconsin and Master of Science in Finance degree from Boston College.

Dana O’Brien was most recently Senior Vice President, General Counsel and Chief Ethics & Compliance Officer at The Brink’s Company. Prior to her time at The Brinks’ Company, Ms. O’Brien was Senior Vice President, General Counsel and Corporate Secretary at CenterPoint Energy from 2014 to 2019, Chief Legal

Officer, Chief Compliance Officer at CEVA Logistics from 2007 to 2014, General Counsel, Chief Compliance Officer and Secretary at EGL, Inc. from 2005 to 2007, and held various legal roles at Quanta Services, Inc. from 1999 to 2005. Prior to transitioning to an in-house setting, Ms. O’Brien was an associate at Weil, Gotshal & Manges and a briefing attorney with the Supreme Court of Texas. Ms. O’Brien earned a Bachelor of Arts degree from Trinity University and her Juris Doctorate degree from the University of Texas – Austin.

Scott Sutton, Olin’s Chairman, President and Chief Executive Officer said, “We congratulate Pat and thank him for his valuable service to Olin and wish him continued good fortune in the years to come. Additionally, we congratulate Damian on his new role, and welcome Patrick and Dana to the Olin team as we build upon our successes and move Olin through the next phases of its evolution.”

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

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